UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ICT GROUP, INC.

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The following document was distributed to all ICT Group, Inc. employees on November 18, 2009:

Together. It’s a simple word. But it’s a word that will soon change the landscape in the world of outsourced customer care/Business Process Outsourcing (BPO) as SYKES and ICT Group begin the journey of becoming one company.

The proposed merger between SYKES and ICT Group represents a unique opportunity to create an organization truly unparalleled in our history. We also understand a merger of this magnitude, like any change, creates a lot of questions. While the rules governing a merger of this type necessitate that our two organizations continue operating as independent competitors until the merger is officially completed, we are committed to keeping you informed of the merger’s progress and, as information and details evolve, answering your questions. Until the merger is completed, you should continue doing your job in the same manner as you ordinarily would.

“The Power of Together” is the first in our “Together” series of merger update communications developed by an integrated work team, comprised of SYKES and ICT Group associates. We commit to keep you informed of our merger progress and share information as it unfolds about the transition and consolidation process. This edition of “Together” highlights the similarities between our two organizations. Future editions will focus on merger milestones (for example, where we are with regard to SEC filings and approvals), and the work of our integration teams (SYKES/ICT Group teams working on systems, technology platforms, people programs, etc.).

The Power of Together

SYKES and ICT Group share a rich history of people serving people. Our integrated company will share this platform to lead to a stronger combined company for our clients, the customers we serve, our shareholders, our communities and, of course, our employees. This stronger company will offer employees new and unique opportunities for growth and career development. These opportunities will develop as we work together as a team to successfully leverage our vast years of experience and many best practices, enhance our expertise within our key markets, and further the legacy of our culture of service.

Years of experience and best practices

Between SYKES and ICT Group, our integrated company will have more than 50 years of experience. That is impressive, especially when compared to the experience of our competitors. Our experience brings with it a wealth of knowledge that will allow us to share best practices while working in partnership towards future success.

We will continue to refine our Science of Service® and other best practices through continuous improvement in operational excellence in order to maintain (and grow!) our leadership position in customer care. To do this, it will take a belief in teamwork and an environment of collaboration, values essential to our culture of service. Together, as a unified team and with our years of experience and best practices, we will set the standard for excellence in customer care.

Unrivaled expertise in key markets

Despite the size of the new company we intend to create, there is very little client overlap. Even though both organizations focus on many of the same markets, each has built its own unique niche within each market and brings many valuable skills. In short, our sum is greater than our parts. By becoming one team, we broaden our expertise by joining our experience and skills together, becoming a key player in customer care across all of our key markets. Working together, we will become the go-to company for tailored expert solutions in customer care and BPO.

Shared cultures of service

The most compelling value that both SYKES and ICT Group share is a common culture dedicated to service. While the operational side of our combined business is complex, our purpose is simple and shared by both organizations – provide fast, friendly and affordable assistance to our clients’ customers with each and every call. It’s the most important thing we do. Together, we are people serving people.

As we embark on this journey together, exciting opportunities are ahead of us. The business case for our merger is compelling. Together, with our combined years of experience, vast market expertise and culture of service, our combined 51,000 people will become the global standard in customer care and BPO.

Additional Information

In connection with the proposed merger, Sykes has filed with the SEC a Registration Statement on Form S-4 containing a preliminary proxy statement of ICT that also constitutes a prospectus of Sykes. ICT will mail the definitive proxy statement/prospectus to its shareholders. Sykes and ICT urge investors and security holders to read the definitive proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free from Sykes at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-sec, or by contacting SYKES’ Investor Relations Department at 1-813-233-7143, or by contacting MBS Value Partners at 1-212-750-5800. You may also obtain these documents, free of charge, from ICT at www.ictgroup.com.

Sykes, ICT and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ICT shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the ICT shareholders in connection with the proposed merger are set forth in the preliminary proxy statement/prospectus that was filed with the SEC on October 29, 2009. You can find information about Sykes’ executive officers and directors in the proxy statement for Sykes’ 2009 annual meeting of shareholders, filed with the SEC on April 15, 2009. You can find information about ICT’s executive officers and directors in the proxy statement for ICT’s 2009 annual meeting of shareholders, filed with the SEC on April 29, 2009. Free copies of these documents may be obtained from Sykes and ICT as described above.